UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to SECTION 13 OR 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 18, 2012

Interactive Data Corporation

(Exact name of registrant as specified in its charter)

Delaware	1-31555	13-3668779
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

32 Crosby Drive, Bedford, Massachusetts		01730
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (781) 687-8500

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

This Current Report on Form 8-K is filed by Interactive Data Corporation, a Delaware corporation (the “Company”), in connection with the matters described herein.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On December 18, 2012, the Company’s indirect parent, Igloo Holdings entered into a letter agreement with Mason Slaine, Executive Chairman and President of Igloo Holdings and Chairman, Chief Executive Officer and President of the Company. This letter agreement amended the terms of the employment agreement among Igloo Holdings, the Company and Mr. Slaine and the option agreement between Igloo Holdings and Mr. Slaine to provide that, in connection with the extraordinary cash dividend declared by the Board of Directors of Igloo Holdings on December 18, 2012, the options subject to the option agreement would be equitably adjusted (1) by reducing the per share exercise price of such options by $0.20 and (2) by providing Mr. Slaine with a cash payment of $4,126,427, which payment shall vest and become non-forfeitable on each monthly anniversary of July 29, 2010, subject to Mr. Slaine’s continued employment with Igloo Holdings on each such date. Absent the letter agreement, Mr. Slaine would have been entitled to receive a cash payment with respect to each of his options equal to the per share amount of the extraordinary cash dividend. The letter agreement only applies with respect to the equitable adjustment of Mr. Slaine’s options in connection with the December 18, 2012 extraordinary cash dividend and does not impact his rights with respect to any subsequent dividend that may be declared by the Board of Directors of Igloo Holdings.

A copy of the letter agreement regarding such modifications will be filed as an exhibit to the Company’s Form 10-K report for the fiscal year ending December 31, 2012.

Item 8.01	Other Events

(a) On December 18, 2012, the Company’s indirect parent, Igloo Holdings Corporation, issued a press release announcing the closing of the offering of $350 million in aggregate principal amount of senior PIK toggle notes due 2017 (the “Notes”). The Notes are obligations of Igloo Holdings Corporation, not of Igloo Intermediate Corporation, the Company, or any of the Company’s subsidiaries. Igloo Holdings Corporation is not an obligor under the indenture governing the Company’s 10.25% senior notes due 2018 or under the Company’s senior secured credit facilities. Igloo Holdings Corporation intends to use the net proceeds from any such placement, together with $100.0 million of cash on hand of the Company, to pay a dividend to its shareholders and a distribution to its optionholders totalling approximately $439.0 million. A copy of this press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

This Current Report on Form 8-K does not constitute an offer to sell or the solicitation of an offer to buy the Notes nor shall there be any sale of the Notes in any state in which such offer, solicitation or sale would be unlawful. The Notes to be offered have not been and will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), or applicable state securities laws, and may not be offered or sold in the United States absent registration or an exemption from the registration requirements of the Securities Act and any applicable state securities laws.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

The following document is attached as an exhibit to this Current Report on Form 8-K:

Exhibit Number	Description

99.1	Press Release, dated December 18, 2012, of Igloo Holdings Corporation entitled “Igloo Holdings Corporation Announces the Closing of the Offering of 8.25%/9.00% Senior PIK Toggle Notes due 2017.”

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995: This current report and the press release incorporated by reference herein contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include, but are not limited to, statements related to the anticipated use of proceeds of the offering of the Notes. These forward-looking statements reflect the current views of the Company with respect to future events and are based on assumptions and are subject to risks and uncertainties. The

Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise. For additional information concerning risks, uncertainties and other factors that may cause actual results to differ from those anticipated in the forward-looking statements, and risks to the Company’s business in general, please refer to the Company’s SEC filings, including the section of the Form 8-K filed December 13, 2012 entitled “Risks Related to our Business,” the Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and its Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 2012.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 18, 2012	INTERACTIVE DATA CORPORATION

/s/ VINCENT A. CHIPPARI
Vincent A. Chippari
Senior Vice President and Chief Financial Officer